Power of Attorney

(Limited to Execution of Forms 4 and 5)

I, Kimberly O. Warnica, do hereby constitute and appoint Rajesh Sharma and Patrick Whitman (with full power to each of them to act alone) as my true and lawful agents and attorneys-in-fact with full power and authority to execute and deliver on my behalf in accordance with Securities and Exchange Commission rules and regulations all reports of changes in my beneficial ownership of securities issued by Apache Corporation on Forms 4 and 5 as may be deemed advisable. I hereby ratify and confirm all that each such agent and attorney-in-fact may do by virtue hereof with respect to reports of my beneficial ownership of securities issued by APA Corporation.

This power of attorney shall remain in full force and effect until I am no longer required to file Forms 4 and 5 with respect to changes in my beneficial ownership of securities issued by APA Corporation, unless earlier revoked by me in writing delivered to the attorneys-in-fact named above.

In witness whereof, I have duly executed this power of attorney effective as of this 13th day of January 2025.

Kimberly O. Warnica

State of Texas §
§
County of Harris §

On this 13th day of January 2025, before me personally came Kimberly O. Warnica, to me known, and acknowledged this instrument. Witness my hand and official seal.

Notary Public in and for
The State of Texas

[seal]

MELISSA GARCIA
Notary Public, State of Texas
Comm. Expires 02-08-2029
Notary ID 126405255

J:\SHARED\CorpSec\BOD\2025 New Section 16\POA.Warnica.docx